EXHIBIT 99.1

Sinobiopharma Announces Agreement to Manufacture and Co-Promote Two Products

Press Release Source: Sinobiopharma, Inc. On Tuesday July 20, 2010, 8:00 am EDT

 NANTONG CITY, China, July 20, 2010 (GLOBE NEWSWIRE) -- Sinobiopharma, Inc. (OTCBB:SNBP - News) ("Sinobiopharma" or, the "Company") is pleased to announce that it has signed an agreement with Anhui Xianfeng Pharmaceuticals Co., Ltd ("Xianfeng") to manufacture and co-market Clindamycin, an antibiotic, and L-alanyl-L-glutamine, a parenteral nutrition.

Sinobiopharma owns the drug certificates, drug registration approval documents and production technologies of both products. Under the terms of the agreement, Xianfeng will pay Sinobiopharma for access to the technologies and Sinobiopharma will pay Xianfeng for manufacturing the drugs. Due to the large manufacturing capability of Xianfeng, the production cost will be significantly reduced. The companies will jointly market the products. Financial details of the transactions have not been disclosed.

"Xianfeng has the GMP-certified facilities for the production of Clindamycin and L-alanyl-L-glutamine and is a strong marketing partner," said Dr. Lequn Lee Huang, Chairman and Chief Executive Officer of Sinobiopharma. "We expect production to start later this year and are confident this cooperation will help fuel the continued growth of Sinobiopharma."

About Clindamycin and Gueran

Clindamycin is an antibiotic used to treat anaerobic bacterial infections. It can also be used to treat some protozoal diseases, such as malaria. It is a common topical treatment for acne and can be useful against some methicillin-resistant bacteria. L-alanyl-L-glutamine is a parenteral nutrition prescribed for patients following surgery.

About Anhui Xianfeng Pharmaceuticals Co., Ltd:

Xianfeng is a privately owned pharmaceutical company located in Hefei, Anhui province in China. Xianfeng was established in 2002. The company has GMP certified production lines and a large manufacturing capability.

About Sinobiopharma, Inc.

Sinobiopharma is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs. Sinobiopharma has patented new methods for synthesizing active pharmaceutical ingredients (API) at a lower cost and owns drug delivery formulations that improve usability. For additional information, please visit the Company's website at: www.sinobp.com.

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Contact:

Sinobiopharma, Inc.
James Mu, CFO
86-25-5806-1579
xjmu@sinobiopharma.com